AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 2000

                                                    REGISTRATION NO. 333-27507

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       ON

                                   FORM S-8/A

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                               EMCORE CORPORATION
       -----------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEW JERSEY                                  22-2746503
 -------------------------------           ------------------------------------
 (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER IDENTIFICATION NO.)
                                             INCORPORATION OR ORGANIZATION)

                394 ELIZABETH AVENUE, SOMERSET, NEW JERSEY 08873
 ------------------------------------------------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                EMCORE CORPORATION
                   1995 INCENTIVE AND NON-STATUTORY OPTION PLAN
 ------------------------------------------------------------------------------
                             (FULL TITLE OF THE PLAN)

                                THOMAS G. WERTHAN
                               EMCORE CORPORATION
                              394 ELIZABETH AVENUE
                           SOMERSET, NEW JERSEY 08873
               --------------------------------------------------
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (732) 271-9090
 ------------------------------------------------------------------------------
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:

                             JORGE L. FREELAND, ESQ.
                                WHITE & CASE LLP
                          200 SOUTH BISCAYNE BOULEVARD
                                   SUITE 4900
                              MIAMI, FLORIDA 33131
                                 (305) 371-2700

               --------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                          PROPOSED MAXIMUM
     TITLE OF SECURITIES           AMOUNT TO BE          OFFERING PRICE PER           PROPOSED MAXIMUM              AMOUNT OF
      TO BE REGISTERED           REGISTERED(1)(2)             SHARE(3)           AGGREGATE OFFERING PRICE(3)   REGISTRATION FEE(2)
------------------------------ ---------------------- -------------------------- ---------------------------- ----------------------
Common Stock, without par
   value                           725,000 shares             $ 85.8125                $ 62,214,062.50             $ 16,424.52
====================================================================================================================================


(1) Plus an indeterminate number of additional shares of Common Stock that may be offered and issued pursuant to stock dividends, stock splits or similar transactions.

(2) This Post-Effective Amendment No. 1 to the Registration Statement (the "Registration Statement") includes 647,059 shares of Common Stock, in addition to the shares listed hereunder, which were registered pursuant to this Registration Statement, No. 333-27507, filed with the Commission on May 20, 1997, for which a registration fee was previously paid.

(3) Estimated pursuant to Rule 457(h) of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act"), for purposes of computing the registration fee, based on the average of the high and low sales price on the Nasdaq National Market on May 15, 2000.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         EMCORE Corporation (the "Company" or "EMCORE") hereby incorporates by reference the following documents:

         (a) The Company's latest annual report on Form 10-K filed with the Commission on December 29, 1999, as amended on January 13, 2000.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the Company's fiscal year 1999.

         (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-3, as amended, as declared effective by the Commission on February 4, 2000 (Reg. No. 333-94911).

         In addition, all documents the Company filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         EMCORE's Restated Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the full extent permitted by New Jersey law.

         Section 14A:2-7 of the New Jersey Business Corporation Act provides that a New Jersey corporation's:

         "certificate of incorporation may provide that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used in this subsection, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he has a material conflict of interest."

         In addition, Section 14A:3-5 (1995) of the New Jersey Business Corporation Act (1995), entitled "Indemnification of Directors, Officers and Employees," provides as follows:

         (1)      As used in this section,

                  (a) "Corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

                  (b) "Other enterprise" means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

                  (c) "Expenses" means reasonable costs, disbursements and counsel fees;

                  (d) "Liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

                  (e) "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

                  (f) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

                  (a) Such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

                  (b) With respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

                  (3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason for his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

                  (4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

                  (5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made.

                  (a) By the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

                  (b) If such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

                  (c) By the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

                  (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

                  (7)(a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

                  (i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

                  (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

         (b)      Application for such indemnification may be made:

                  (i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

                  (ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

                  The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

                  (8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S.14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

                  (9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

                  (10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

                  (11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

                  (12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
         Not applicable.

ITEM 8.  EXHIBITS

         The following is a complete list of exhibits filed as part of this Registration Statement originally filed with the Commission on May 20, 1997, as amended on May 18, 2000:

EXHIBIT
  NO.          DESCRIPTION
-------        -------------

4.1         Specimen certificate for shares of Common Stock.(1)

4.2 The Company's 1995 Incentive and Non-Statutory Stock Option Plan, adopted by the Company's Board of Directors and Shareholders on June 23, 1995.(1)

4.3 The Company's 1996 Amendment to the 1995 Incentive and Non-Statutory Stock Option Plan.(1)

5.1         Opinion of White & Case LLP.(2)

5.2         Opinion of White & Case LLP.(3)

23.1        Consent of White & Case LLP.(4)

23.2        Consent of White & Case LLP.(3)(5)

23.3        Consent of Deloitte & Touche LLP.(3)

24.1        Powers of Attorney.(6)


------------
(1) Filed as an Exhibit to the Company's Registration Statement on Form S-1, No. 333-18565, and incorporated by reference to this Registration Statement on Form S-8, No. 333-27507, filed with the Commission on May 20, 1997.

         (2) Filed as an Exhibit to this Registration Statement on Form S-8, No. 333-27507, filed with the Commission on May 20, 1997.

         (3)      Filed herewith.

         (4)      Included in Exhibit 5.1.

         (5)      Included in Exhibit 5.2.

         (6) Included on the signature page of this Registration Statement on Form S-8, No. 333-27507 filed with the Commission on May 20, 1997.

ITEM 9.  UNDERTAKINGS.

         (a)      The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on this 18th day of May, 2000.

                                      EMCORE Corporation

                               By:   /s/ Thomas G. Werthan
                                     ------------------------------
                                     Thomas G. Werthan
                                     Vice President, Finance and Administration
                                     and Chief Financial Officer

         Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                                             TITLE                                DATE
                ---------                                             -----                                ----
                    *                           Chairman of the Board of Directors                    May 18, 2000
-------------------------------------------
            Thomas J. Russell

                    *                           President, Chief Executive Officer and                May 18, 2000
-------------------------------------------     Director (Principal Executive Officer)
         Reuben F. Richards, Jr.

          /s/ Thomas G. Werthan                 Vice President, Chief Financial Officer, and          May 18, 2000
-------------------------------------------     Director
            Thomas G. Werthan                   (Principal Accounting and Financial Officer)

                    *                                                                                 May 18, 2000

-------------------------------------------     Director
             Richard A. Stall

            /s/ Charles Scott                   Director                                              May 18, 2000
-------------------------------------------
              Charles Scott

         /s/ Robert Louis-Dreyfus               Director                                              May 18, 2000
-------------------------------------------
           Robert Louis-Dreyfus

           /s/ Hugh H. Fenwick                  Director                                              May 18, 2000
-------------------------------------------
             Hugh H. Fenwick

           /s/ Shigeo Takayama                  Director                                              May 18, 2000
-------------------------------------------
             Shigeo Takayama

          /s/ John J. Hogan, Jr.                Director                                              May 18, 2000
-------------------------------------------
            John J. Hogan, Jr.

* By:  /s/ Thomas G. Werthan                    Attorney-in-Fact                                      May 18, 2000
      ------------------------------------
            Thomas G. Werthan



                                  EXHIBIT INDEX

EXHIBIT
  NO.      DESCRIPTION
--------   -----------

5.2         Opinion of White & Case LLP.

23.2 Consent of White & Case LLP (included in Exhibit 5.2 to this Amendment No. 1 to the Registration Statement).

23.3        Consent of Deloitte & Touche LLP.